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                                                                       EXHIBIT M

                            TCW GALILEO FUNDS, INC.
                            FORM OF CLASS A SHARES
                               DISTRIBUTION PLAN


     WHEREAS, TCW Galileo Funds, Inc. (the "Company") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Company issues shares of capital stock ("shares") in separate series ("Funds"), with each Fund representing interests in a separate portfolio of securities and other assets;

     WHEREAS, the Company is authorized to issue shares of the Funds in separate classes of shares, one of which is designated Class A (the "Class A" shares);

     WHEREAS, certain shareholders of the Company may require distribution and related services that are in addition to services required by other shareholders, and the provision of such services to shareholders requiring these services may benefit such shareholders and facilitate their ability to invest in the Funds;

     WHEREAS, issuance of shares of the Funds in a class subject to a fee for the Funds' cost of providing distribution and shareholder services would allocate the Funds' expense of rendering such services to the shareholders who receive such additional services;

     WHEREAS, the Funds with respect to their Class A shares intend to enter into Selected Dealer Agreements ("Agreements") pursuant to this Distribution Plan (the "Plan") with various service organizations ("Service Organizations"), either directly or through the Funds' principal underwriter, TCW Brokerage Services (the "Distributor"), pursuant to which the Service Organization will make available or offer Class A shares of the Funds for sale to the public;

     WHEREAS, the Funds have adopted a multiple class plan pursuant to Rule l8f-3 under the 1940 Act, to permit the issuance of shares in different classes; and

     WHEREAS, the Board of Directors of the Company has determined that there is a reasonable likelihood that the Plan will benefit the Funds and their shareholders;

     NOW THEREFORE, the Company hereby adopts this Distribution Plan on the following terms and conditions:

     1. As compensation for services provided in respect of Class A shares the Company will pay the Distributor a fee at an annual rate of 0.25% of the average daily net assets of each Fund attributable to the Class A shares. Such fee shall be accrued daily and paid [quarterly].

     2. The Distributor may pay any or all of the fee payable to it for distribution and shareholder services to a Service Organization, subject to compliance by the Service Organization with the terms of the Agreement between the Service Organization and the Distributor.

     3. Services which a Service Organization will provide under an Agreement may include, but are not limited to, the following functions: providing facilities to answer questions from prospective investors about the Funds; receiving and answering correspondence, including requests

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for prospectuses and statements of additional information; preparing, printing and delivering prospectuses and shareholder reports to prospective shareholders; complying with federal and state securities laws pertaining to the sale of Class A shares; and assisting investors in completing application forms and selecting dividend and other account options. In addition, Service Organizations can provide their endorsement of the Class A shares of a Fund to their clients, members or customers as an inducement to invest in the Funds.

     4. The Plan shall not take effect with respect to a Fund until it has been approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of Class A of that Fund. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to a Fund if a majority of the outstanding voting securities of Class A of the Fund votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of Class A of any other Fund.

     5. The Plan shall not take effect until it has been approved, together with any related agreements and supplements, by votes of a majority of both (a) the Board of Directors of the Company, and (b) those Directors of the Company who are not "interested persons" (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

     6. The Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 7.

     7. Any person authorized to direct the disposition of monies paid or payable by Class A pursuant to the Plan or any related agreement shall provide to the Company's Board of Directors, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     8. Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated at any time as to a Fund, without payment of any penalty, by vote of a majority of the Plan Directors or by vote of a majority of the outstanding voting securities of Class A of a Fund, on not more than sixty (60) days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

     9. The Plan may be amended at any time with respect to a Fund by the Board of Directors, provided that (a) any amendment to increase materially the costs which the Class A shares may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Class A of the Fund, and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 7 hereof.

     10. While the Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the 1940 Act) of the Company shall be committed to the discretion of the Directors who are not interested persons.

     11. The Company shall preserve copies of the Plan, any related agreement and any report made pursuant to paragraph 9 hereof, for a period of not less than six (6) years from the date of the

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Plan, such agreement or report, as the case may be, the first two (2) years of which shall be in an easily accessible place.

     IN WITNESS WHEREOF, the Company has adopted this Distribution Plan effective as of the 17th day of December, 1998.

                              TCW GALILEO FUNDS, INC.

                              By:__________________________________

                              TITLE:

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